FILE NO. 333-58269
                                                   FILED PURSUANT TO RULE 424(b)


                                   PROSPECTUS

                                   ENZON, INC.
                                3,983,000 Shares
                                  Common Stock
                                ($.01 par value)

                            ------------------------

     This prospectus (the "Prospectus") relates to the offer and sale of up to 3,983,000 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of Enzon, Inc. (the "Company" or "Enzon") by certain selling stockholders of the Company (each a "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Shares.

     The Selling Stockholders may sell the Shares from time to time in one or more transactions (which may involve block transactions) in the open market, in negotiated transactions, through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise) or by a combination of these methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Shares for whom the broker-dealers may act as agent or to whom they may sell as principal, or both in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also pledge the Shares as collateral for margin accounts or loans and the Shares could be resold pursuant to the terms of such accounts or loans. The Selling Stockholders, such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") in connection with such sales. See "Plan of Distribution."

     In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act ("Rule 144") may be sold under Rule 144 rather than pursuant to this Prospectus. To the extent required, the specific shares of Common Stock to be sold, the name of any successor Selling Stockholders, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders" and "Plan of Distribution."

     Neither the Company nor the Selling Stockholders can presently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Stockholders on account of their sale of the Shares from time to time. The Company will bear all expenses in connection with the registration of the Shares herein, which expenses are estimated to be approximately $184,000. The Selling Stockholders will pay any brokerage compensation in connection with their sale of the Shares. See "Use of Proceeds."

     The Company's Common Stock is traded in the over-the-counter market and is quoted on The Nasdaq National Market, under the symbol "ENZN." On July 8, 1998 the last reported sale price of the Common Stock, as reported on The Nasdaq National Market was $6.375 per share.

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH
            DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 7.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
        STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
      OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                  The date of this Prospectus is July 10, 1998

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Available Information ...................................................    2

Incorporation of Certain Documents by Reference .........................    2

Prospectus Summary ......................................................    4

Risk Factors ............................................................    7

Use of Proceeds .........................................................   12

Selling Stockholders ....................................................   12

Plan of Distribution ....................................................   15

Legal Matters ...........................................................   16

Experts .................................................................   16


No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with this offering. Any information or representation not contained or incorporated by reference herein must not be relied on as having been authorized by the Company, the Selling Stockholders or their respective agents. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the securities offered hereby in any state to any person to whom it is unlawful to make such offer or solicitation. Except where otherwise indicated, this Prospectus speaks as of its date and neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information regarding the Company at (http://www.sec.gov).

     The Company's Common Stock is listed on the Nasdaq National Market and reports, proxy and information statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, 1735 K Street, N.W., 4th Floor, Washington, D.C. 20006-1506.

     The Company has filed with the Commission a Registration Statement on Form S-3 (referred to herein together with all amendments and exhibits thereto as the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus which forms a part of the Registration Statement, does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement, including the exhibits thereto. Copies of the Registration Statement, including the exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned address upon payment of the fee prescribed by the Commission. Copies of each document may also be obtained through the Commission's internet address at http://www.sec.gov. The summaries contained in this Prospectus of additional information included in the Registration Statement or any exhibit thereto are qualified in their entirety by reference to such information or exhibit.

     The following trademarks and service marks appear in or are incorporated by reference into, this Prospectus: ADAGEN(R) and ONCASPAR(R) are registered trademarks of the Company; PEGNOLOGY(R) is a registered service mark of the Company; SCA(R) is a registered trademark of Enzon Labs Inc., a wholly-owned subsidiary of the Company; Intron A(R) is a registered trademark of Schering Corporation.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus (i) its Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1997, which contains audited financial statements for the Company's latest fiscal year for which a Form 10-K was required to have been filed and incorporates by reference certain portions of the Company's definitive Proxy Statement for the Annual Meeting of Stockholders held December 2, 1997, (ii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 1997, including but not limited to, the Quarterly Reports on Form 10-Q for the Quarters Ended September 30, 1997, December 31, 1997 and March 31, 1998 and the Current Report on Form 8-K filed on June 30, 1998 and (iii) the description of the Company's Common Stock, $.01 par value, as contained in its registration statement on Form 8-A, filed with the Commission on October 29, 1984, as amended by a Form 8 filed with the Commission on October 15, 1990.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person (including any beneficial owner) to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such requests should be directed to John Caruso, Vice President, Administration, General Counsel and Secretary, at the Company's principal executive offices at 20 Kingsbridge Road, Piscataway, New Jersey 08854, telephone (732) 980-4500.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and the Notes thereto appearing elsewhere herein or incorporated by reference in this Prospectus. This Prospectus and such documents contain various "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), which represent the Company's intentions, expectations or beliefs concerning future events, including, but not limited to, statements regarding management's expectations or beliefs concerning future events. These forward-looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, those discussed in "Risk Factors." See "Risk Factors."

                                   The Company

     Overview

     Enzon is a biopharmaceutical company that develops, manufactures and markets enhanced therapeutics for life-threatening diseases through the application of its two proprietary technologies: (i) polyethylene glycol ("PEG") modification and (ii) single-chain antigen-binding ("SCA") proteins. Enzon is focusing its research activities primarily in the area of oncology and is applying its proprietary technologies to compounds of known therapeutic efficacy in order to enhance the performance of these compounds. The Company is commercializing its proprietary technologies by developing products internally and in cooperation with strategic partners. To date, the Company and its partners have successfully commercialized two products, ONCASPAR and ADAGEN (described below). The Company currently has two products under development internally and has established more than 15 strategic alliances and license relationships for the development of products using the Company's proprietary technologies. The Company believes that its partners are dedicating substantial resources to the development of products which incorporate Enzon's proprietary technologies. These efforts include the development of PEG-Intron A, a PEG modified version of Schering-Plough Corporation's ("Schering-Plough") product, INTRON A (interferon alfa 2b), a genetically-engineered anticancer-antiviral drug, for which Schering-Plough is currently conducting Phase III clinical trials.

     PEG Technology

     The PEG process involves chemically attaching PEG, a relatively non-reactive and non-toxic polymer, to proteins, chemicals and certain other pharmaceuticals for the purpose of enhancing their therapeutic value (the "PEG Process"). The attachment of PEG helps to disguise the compound and reduce the recognition of the compound by the immune system, generally lowering potential immunogenicity and extending the life of such compounds in the circulatory system. The PEG Process also increases the solubility of the modified compound which enhances the delivery of the native compound. To date, Enzon's commercialized products are PEG modified proteins. Through enhancements, Enzon is seeking to apply its PEG technology to more traditional organic compounds.

     The Company has made significant improvements to the original PEG Process, collectively referred to as Second Generation PEG Technology, and has applied for and received certain patents covering some improvements. One of the components of the Second Generation PEG Technology is new linker chemistries; the chemical binding of PEG to unmodified proteins. These new linkers provide an enhanced binding of the PEG to the protein resulting in a more stable compound with increased circulation life and may result in more activity of the modified protein.

     The Company also has developed a Third Generation PEG Technology that is designed to enable the technology to be expanded to certain organic compounds and would give such PEG-modified compounds "Pro

Drug" attributes. This is accomplished by attaching PEG to a compound by means of a covalent bond that is designed to break down over time, thereby releasing the active ingredient in the proximity of various tissues.

The Company believes that the "Pro Drug/Transport Technology" has much broader usefulness in that it can be applied to a wide range of small molecules, such as cancer chemotherapy agents, antibiotics, anti-fungals and immunosuppressants, as well as to proteins and peptides, including enzymes and growth factors, although there can be no assurance that such application will result in safe, effective, or commercially viable pharmaceutical products.

     Marketed PEG Products

     The Company has received marketing approval from the United States Food and Drug Administration ("FDA") for two first generation PEG technology products:
(i) ONCASPAR, the PEG formulation of asparaginase, for the indication of acute lymphoblastic leukemia ("ALL") in patients who are hypersensitive to native forms of L-asparaginase and (ii) ADAGEN, the PEG formulation of adenosine deaminase, the first successful application of enzyme replacement therapy for an inherited disease to treat a rare form of Severe Combined Immunodeficiency Disease ("SCID"), commonly known as the "Bubble Boy Disease."

     ADAGEN is marketed by Enzon on a worldwide basis. ONCASPAR is marketed in the U.S. and Canada by Rhone-Poulenc Rorer Pharmaceuticals, Inc. and certain of its affiliated entities ("RPR") and in Europe by Medac GmbH ("Medac"). The Company has also granted exclusive licenses to RPR to sell ONCASPAR in the Pacific Rim and Mexico. The Company is entitled to royalties on the sales of ONCASPAR in North America by RPR, as well as manufacturing revenue from the production of ONCASPAR. The Company's agreements with RPR for the Pacific Rim and with Medac require the partners to purchase ONCASPAR from the Company at a set price which increases over the term of the agreements. In addition, the agreements provide for minimum purchase quantities. The Company manufactures both ADAGEN and ONCASPAR in its South Plainfield, New Jersey facility.

     PEG Products under Development

     The Company currently has three products created using its Second and Third Generation PEG Technology in clinical and preclinical trials. The first is PEG-Intron A, a PEG modified version of Schering-Plough's product, INTRON A (interferon alfa 2b), a genetically-engineered anticancer-antiviral drug, for which Schering-Plough is currently conducting Phase III clinical trials for use in the treatment of hepatitis C. The second product under development is PEG-hemoglobin, a proprietary bovine hemoglobin-based oxygen-carrier being developed for the radiosensitization of solid hypoxic tumors, for which the Company is currently conducting a Phase Ib clinical trial. The third product under development is PROTHECAN, a PEG-modified version of camptothecin, a potent topoisomerase-1 inhibitor, for use in certain cancers, which is currently in preclinical studies.

     PEG-Intron A. PEG-Intron A was developed by the Company in conjunction with Schering-Plough to have longer lasting activity and an enhanced safety profile compared to the currently marketed form of INTRON A. PEG-Intron A is currently in a large scale Phase III clinical trial in hepatitis C patients in the United States and Europe. Other indications being pursued include chronic myelogenous leukemia and solid tumors. It is expected that PEG-Intron A will be administered once a week, compared to the current regimen for unmodified INTRON A of three times a week. Moreover, it is anticipated that PEG-Intron A will provide a more convenient dosing schedule with an improved side effect profile and an improved therapeutic index for hepatitis C patients. Currently, some patients on INTRON A experience debilitating flu-like symptoms.

     Pursuant to an agreement with Schering-Plough, the Company will receive royalties on worldwide sales of PEG-Intron A, receive milestone payments, and has the option to be the exclusive manufacturer of PEG-Intron A for the U.S. market. Schering-Plough's sales of INTRON A were approximately $598 million in 1997 for all approved indications. The worldwide market for alpha interferon products is estimated to be in excess of $1 billion for all approved indications. The patents covering Schering-Plough's INTRON A will begin to expire in 2001. The Company's Second Generation PEG Technology patents that cover the modified product should afford Schering-Plough extended patent life for PEG Intron-A.

SCA Technology

     The Company also has an extensive licensing program for its second proprietary technology, SCA protein technology. SCA proteins are genetically engineered proteins designed to overcome the problems hampering the diagnostic and therapeutic use of conventional monoclonal antibodies. Preclinical studies have shown that certain SCA proteins target and penetrate tumors more readily than conventional monoclonal antibodies. In addition to these advantages, because SCA proteins are developed at the gene level, they are better suited for targeted delivery of gene therapy vectors and fully-human SCA proteins can be isolated directly, with no need for costly "humanization" procedures. Also, many gene therapy methods require that proteins be produced in an active form inside cells. SCA proteins can be produced through intracellular expression (inside cells) more readily than monoclonal antibodies.

     Currently, there are nine SCA proteins in Phase I or II clinical trials by various corporations and institutions. Two of these corporations and institutions have existing licenses with the Company with respect to SCA proteins and others are expected to require similar licenses. Some of the areas being explored are cancer therapy, cardiovascular indications and AIDS. The Company has granted non-exclusive SCA licenses to more than a dozen companies, including Bristol-Myers Squibb Company, Baxter Healthcare Corporation, Eli Lilly & Co., Alexion Pharmaceuticals Inc., and the Gencell division of RPR. These licenses generally provide for upfront payments, milestone payments and royalties on sales of FDA approved products.

     The Company's principal executive office and mailing address is 20 Kingsbridge Road, Piscataway, New Jersey 08054, and its telephone number is
(732) 980-4500.

                                                   The Offering

Securities Offered............     This Prospectus relates to an offering by the
                                   Selling   Stockholders  of  up  to  3,983,000
                                   shares of Common Stock of the Company.

Securities Outstanding(1)          As of May 29, 1998 the Company had 31,331,081
                                   shares of  Common  Stock  outstanding.  After
                                   giving  effect  to  the   completion  of  the
                                   private   offering   described   in  "Selling
                                   Stockholders,"   the   Company   would   have
                                   35,314,081    shares    of    Common    Stock
                                   outstanding.

Use of Proceeds ..............     The Company  will not  receive  any  proceeds
                                   from the sale of the Shares offered herein by
                                   the   Selling   Stockholders.   See  "Use  of
                                   Proceeds."

Risk Factors .................     See  "Risk   Factors"  for  a  discussion  of
                                   certain   risk   factors   that   should   be
                                   considered   by   prospective   investors  in
                                   connection  with an  investment in the shares
                                   of Common Stock offered hereby.
----------
(1) Excludes 5,417,422 shares reserved for issuance upon exercise of options and warrants outstanding at May 29, 1998, at weighted average exercise prices of $4.03 and $4.17, respectively.

                                  RISK FACTORS

     Information contained and incorporated by reference in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The risk factors set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results indicated in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results indicated in such forward-looking statements.

     An investment in the Shares offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors in addition to the other information set forth and incorporated by reference in this Prospectus before making any decision to invest in the Shares.

Accumulated Deficit and Uncertainty of Future Profitability. The Company was originally incorporated in 1981. To date, the Company's sources of cash have been the proceeds from the sale of its stock through public offerings and private placements, sales of its FDA approved products, ADAGEN(R) and ONCASPAR(R); sales of its products for research purposes; contract research and development fees; technology transfer and license fees; and royalty advances. At March 31, 1998, the Company had an accumulated deficit of approximately $114.5 million. The Company expects to incur operating losses for the foreseeable future. To date, ADAGEN and ONCASPAR are the only products of the Company which have been approved for marketing in the United States by the FDA, having been approved in March 1990 and February 1994, respectively. In addition, ONCASPAR has been approved for marketing in Canada, Germany and Russia. In order to achieve profitable operations on a continuing basis, the Company, either alone or through its partners, must successfully manufacture, market and sell its ADAGEN and ONCASPAR products and develop, manufacture and market the Company's products which are under development. These products are in various stages of development, and the period necessary to achieve regulatory approval and market acceptance of any individual product is uncertain and typically lengthy, if achievable at all. Potential investors should be aware of the difficulties a biopharmaceutical enterprise such as the Company encounters, especially in view of the intense competition in the pharmaceutical industry in which the Company competes. There can be no assurance that the Company's plans will either materialize or prove successful, that its products under development will be successfully developed or that its products will generate revenues sufficient to enable the Company to achieve profitability.

     Raw Materials and Dependence Upon Suppliers. Except for PEG-hemoglobin, the Company purchases the unmodified compounds utilized in its approved products and products under development from outside suppliers. There can be no assurance that the purified bovine hemoglobin used in the manufacture of PEG-hemoglobin can be produced by the Company in the amounts necessary to expand the current clinical trials. The Company may be required to enter into supply contracts with outside suppliers for certain unmodified compounds. The Company does not produce the unmodified adenosine deaminase used in the manufacture of ADAGEN, the unmodified forms of L-asparaginase used in the manufacture of ONCASPAR and the unmodified camptothecin used in the Company's PROTHECAN product which is under development and has a supply contract with an outside supplier for the supply of each of these unmodified compounds. Delays in obtaining or an inability to obtain any unmodified compound, including unmodified adenosine deaminase, unmodified L-asparaginase, unmodified bovine blood, or unmodified camptothecin on reasonable terms, or at all, could have a material adverse effect on the Company's business, financial condition and results of operations. In the event the Company is required to obtain an alternate source for an unmodified compound utilized in a product which is being sold commercially or which is in clinical development, the FDA and relevant foreign regulatory agencies will likely require the Company to perform additional testing, which would cause delays and additional expenses, to demonstrate that the alternate material is biologically and chemically equivalent to the unmodified compound previously used. Such evaluations could include chemical, pre-clinical and clinical studies and could delay development of a product which is in clinical trials, limit commercial sales of an approved product and cause the Company to incur significant additional expenses. If such alternate material is not demonstrated to be chemically and biologically equivalent to the previously used unmodified compound, the Company will likely be required to repeat some or all of the pre-clinical and clinical trials conducted for such compound. The marketing of an FDA approved drug could be disrupted while such tests are conducted. Even if the alternate material is shown to be chemically and biologically equivalent to the previously used compound, the FDA or relevant foreign regulatory agency may require the Company to conduct additional clinical trials with such alternate material.

Patents and Proprietary Technology. The Company has licensed, and been issued, a number of patents in the United States and other countries and has other patent applications pending to protect its proprietary technology. Although the Company believes that its patents provide certain protection from competition, there can be no assurance that such patents will be of substantial protection or commercial benefit to the Company, will afford the Company adequate protection from competing products, will not be challenged or declared invalid, or that additional United States patents or foreign patent equivalents will be issued to the Company. The scope of patent claims for biotechnological inventions is uncertain and the Company's patents and patent applications are subject to this uncertainty. The Company is aware of certain issued patents and patent applications belonging to third parties, and there may be other patents and patent applications, containing subject matter which the Company or its licensees or collaborators may require in order to research, develop or commercialize at least some of the Company's products. There can be no assurance that licenses under such patents and patent applications will be available on acceptable terms or at all. If the Company does not obtain such licenses, it or its partners could encounter delays in product market introductions while it attempts to design around such patents or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. If the Company does obtain such licenses it will in all likelihood be required to make royalty and other payments to the licensors, thus reducing the profits realized by the Company from the products covered by such licenses. The Company is aware that certain organizations are engaging in activities that infringe certain of the Company's PEG technology and SCA patents. There can be no assurance that the Company will be able to enforce its patent and other rights against such organizations. The Company expects that there may be significant litigation in the industry regarding patents and other proprietary rights and, if Enzon were to become involved in such litigation, it could consume a substantial amount of the Company's resources. In addition, the Company relies heavily on its proprietary technologies for which pending patent applications have been filed and on unpatented know-how developed by the Company. Insofar as the Company relies on trade secrets and unpatented know-how to maintain its competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. Although the Company has taken steps to protect its trade secrets and unpatented know-how, third-parties nonetheless may gain access to such information. The Company has two research and license agreements with The Green Cross Corporation ("Green Cross") regarding rHSA. The Company and Yoshitomi Pharmaceutical Industries, Ltd. ("Yoshitomi"), the successor to Green Cross' business, are currently in arbitration to resolve the amount of royalties that will be due the Company, if any. In April 1998, Yoshitomi filed documents in such arbitration seeking a declaratory judgment that under its agreement with the Company no royalties are payable. Any adverse decision from such an arbitration proceeding could result in a material adverse effect to the Company's future business, financial condition and results of operations. Research Corporation Technologies, Inc. ("Research Corporation") held the original patent upon which the PEG Process is based and had granted the Company a license under such patent. Research
Corporation's patent for the PEG Process in the United States and its corresponding foreign patents have expired. Although the Company has obtained several improvement patents in connection with the PEG Process, there can be no assurance that any of these patents will enable the Company to prevent infringement or that competitors will not develop competitive products outside the protection that may be afforded by these patents. The Company is aware that others have also filed patent applications and have been granted patents in the United States and other countries with respect to the application of PEG to proteins and other compounds. Based upon the expiration of the Research
Corporation patent, other parties will be permitted to make, use, or sell products covered by the claims of the Research Corporation patent, subject to other patents, including those held by the Company. There can be no assurance that the expiration of the Research Corporation patent will not have a material adverse effect on the business, financial condition and results of operations of the Company.

Limited Sales and Marketing Experience; Dependence on Marketing Partners. Other than ADAGEN, which the Company markets on a worldwide basis to a small patient population, the Company does not engage in the direct commercial marketing of any of its products and therefore does not have significant sales and marketing experience. For certain of its products, the Company has provided exclusive marketing rights to its corporate partners in return for royalties to be received on sales. With respect to ONCASPAR, the Company has granted exclusive marketing rights in North America and the Pacific Rim to RPR. The Company has also granted exclusive marketing rights in Europe and Russia to Medac Gmbh and in Israel to Tzamal Pharma Ltd.. The Company expects to retain marketing partners to market ONCASPAR in other foreign markets, principally South America, and is currently pursuing arrangements in this regard. There can be no assurance that such efforts will result in the Company concluding such arrangements. Regarding the marketing of certain of the Company's other future products, the Company expects to evaluate whether to create a sales force to market certain products in the United States or to continue to enter into license and marketing agreements with others for United States and foreign markets. These agreements generally provide that all or a significant portion of the marketing of these products will be conducted by the Company's licensees or marketing partners. In addition, under certain of these agreements, the Company's licensees or marketing partners may have all or a significant portion of the development and regulatory approval responsibilities. There can be no assurance that the Company will be able to control the amount and timing of resources that any licensee or marketing partner may devote to the Company's products or prevent any licensee or marketing partner from pursuing alternative technologies or products that could result in the development of products that compete with the Company's products and the withdrawal of support for the Company's products. Should the licensee or marketing partner fail to develop a marketable product (to the extent it is responsible for product development) or fail to market a product successfully, if it is developed, the Company's business, financial condition and results of operations may be adversely affected. There can be no assurance that the Company's marketing strategy will be successful. Under the Company's marketing and license agreements, the Company's marketing partners and licensees may have the right to terminate the agreements and abandon the applicable products at any time for any reason without significant payments. The Company is aware that certain of its marketing partners are pursuing parallel development of products on their own and with other collaborative partners which may compete with the licensed products and there can be no assurance that the Company's other current or future marketing partners will not also pursue such parallel courses.

Reimbursement from Third-Party Payors. Sales of the Company's products will be dependent in part on the availability of reimbursement from third-party payors, such as governmental health administration authorities, private health insurers and other organizations. Government and other third-party payors are increasingly sensitive to the containment of health care costs and are limiting both coverage and levels of reimbursement for new therapeutic products approved for marketing, and are refusing, in some cases, to provide any coverage for indications for which the FDA and other national health regulatory authorities have not granted marketing approval. There can be no assurance that such third-party payor reimbursement will be available or will permit the Company to sell its products at price levels sufficient for it to realize an appropriate return on its investment in product development. Since patients who receive ADAGEN will be required to do so for their entire lives (unless a cure or another treatment is developed), lifetime limits on benefits which are included in most private health insurance policies could permit insurers to cease reimbursement for ADAGEN. Lack of or inadequate reimbursement by government and other third party payors for the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations.

Government Regulation. The manufacturing and marketing of pharmaceutical products in the United States and abroad is subject to stringent governmental regulation and the sale of any of the Company's products for use in humans in the United States will require the prior approval of the FDA. Similar approvals by comparable agencies are required in most foreign countries. The FDA has established mandatory procedures and safety standards which apply to the clinical testing, manufacture and marketing of pharmaceutical products. Pharmaceutical manufacturing facilities are also regulated by state, local and other authorities. Obtaining FDA approval for a new therapeutic may take several years and involve substantial expenditures. ADAGEN was approved by the FDA in March 1990. ONCASPAR was approved by the FDA in February 1994, in Germany in November 1994 and in Canada in 1997 in each case for patients with acute lymphoblastic leukemia who are hypersensitive to native forms of L-asparaginase. ONCASPAR was approved in Russia for therapeutic use in a broad range of cancers. Except for these approvals, none of the Company's other products have been approved for sale and use in humans in the United States or elsewhere. There can be no assurance that the Company will be able to obtain FDA approval for any of its other products. In addition, any approved products are subject to continuing regulation, and noncompliance by the Company with applicable requirements can result in criminal penalties, civil penalties, fines, recall or seizure, injunctions requiring suspension of production, orders requiring ongoing supervision by the FDA or refusal by the government to approve marketing or export applications or to allow the Company to enter into supply contracts. Failure to obtain or maintain requisite governmental approvals or failure to obtain or maintain approvals of the scope requested, will delay or preclude the Company or its licensees or marketing partners from marketing their products, or limit the commercial use of the products, and thereby may have a material adverse affect on the Company's business, financial condition and results of operations.

Intense Competition and Risk of Technological Obsolescence. Many established biotechnology and pharmaceutical companies with resources greater than those of the Company are engaged in activities that are competitive with the Company's and may develop products or technologies which compete with those of the Company. The Company is aware that other companies are engaged in utilizing PEG technology in developing drug products. There can be no assurance that the Company's competitors will not successfully develop, manufacture and market competing products utilizing PEG technology or otherwise. Other drugs or treatment modalities which are currently available or that may be developed in the future, and which treat the same diseases as those which the Company's products are designed to treat, may be competitive with the Company's products. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that such competition will not have a material adverse effect on the Company's business, financial condition and results of operations. Rapid technological development by others may result in the Company's products becoming obsolete before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products. The Company's success, in large part, depends upon developing and maintaining a competitive position in the development of products and technologies in its area of focus. There can be no assurance that the Company's competitors will not succeed in developing technologies or products that are more effective than any which are being sold or developed by the Company or which would render the Company's technologies or products obsolete or noncompetitive. The Company's failure to develop and maintain a competitive position with respect to its products and/or technologies would have a material adverse effect on its business, financial condition and results of operations.

Uncertainty of Market Acceptance. The Company's products, ONCASPAR and ADAGEN, have been approved by the FDA to treat patients with acute lymphoblastic leukemia and a rare form of severe combined immunodeficiency disease, respectively. Neither product has become widely used due to the small patient population and limited indications approved by the FDA. The Company's current research and development efforts are directed towards developing new technologies to aid in drug delivery. Assuming that the Company is able to develop such technologies and secure the requisite FDA approvals, the market acceptance of any such products will depend upon the acceptance by the medical community of the use of such technologies. There can be no assurance that any additional products will be approved by the FDA or that, if approved, the medical community will use them. In addition, the use of any such new products will depend upon the extent of third party medical reimbursement, increased awareness of the effectiveness of such technologies and sales efforts by the Company or any marketing partner. The Company's proprietary PEG technology has received only limited market acceptance to date. Failure of the Company to develop new FDA approved products and to achieve market acceptance for such products would have a material adverse effect on the Company's business, financial condition and results of operation.

Potential Product Liability. The use of the Company's products during testing or after regulatory approval entails an inherent risk of adverse effects which could expose the Company to product liability claims. The Company maintains product liability insurance coverage in the total amount of $10 million for claims arising from the use of its products in clinical trials prior to FDA approval and for claims arising from the use of its products after FDA approval. There can be no assurance that the Company will be able to maintain its existing insurance coverage or obtain coverage for the use of its other products in the future. There can be no assurance that such insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims or that a product liability claim would not have a material adverse effect on the Company's business, financial condition or results of operations.

Future Capital Needs; Uncertainty of Additional Financing. The Company's current sources of liquidity are its cash reserves, and interest earned on such cash reserves, sales of ADAGEN and ONCASPAR, sales of its products for research purposes, and license fees. There can be no assurance as to the level of sales of the Company's FDA approved products, ADAGEN and ONCASPAR, or the amount of royalties realized from the commercial sale of ONCASPAR pursuant to the Company's licensing agreements. Total cash reserves, including short term investments, as of March 31, 1998, were approximately $6.6 million, and after giving effect to the approximately $17,600,000 of net proceeds received by the Company from the private placement of the Shares offered herein, will be approximately 24,228,000. Based upon its currently planned research and development activities and related costs and its current sources of liquidity, the Company anticipates its current cash reserves will be sufficient to meet its capital and operational requirements for the foreseeable future. The Company's future needs and the adequacy of available funds will depend on numerous factors, including without limitation, the successful commercialization of its products, progress in its product development efforts, the magnitude and scope of such efforts, progress with preclinical studies and clinical trials, progress with regulatory affairs activities, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, and the development of strategic alliances for the marketing of its products. There can be no assurance that the Company will not require additional financing for its currently planned capital and operational requirements. In addition, the Company may seek to acquire additional technology, enter into strategic alliances and engage in additional research and development programs, which may require additional financing. The Company does not have any committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. To the extent the Company is unable to obtain financing, it may be required to curtail its activities or sell additional securities. There can be no assurance that any of the foregoing fund raising activities will successfully meet the Company's anticipated cash needs. If adequate funds are not available, the Company's business, financial condition and results of operations will be materially and adversely affected.

Dividend Policy and Restrictions. The Company has paid no dividends on its Common Stock, since its inception and does not plan to pay dividends on its Common Stock in the foreseeable future. Except as may be utilized to pay the dividends payable on the Company's Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), any earnings which the Company may realize will be retained to finance the growth of the Company. In addition, the terms of the Series A Preferred Stock restrict the payment of dividends on other classes and series of stock.

Possible Volatility of Stock Price. Historically, the market price of the Company's Common Stock has fluctuated over a wide range and it is likely that the price of the Common Stock will fluctuate in the future. Announcements regarding technical innovations, the development of new products, the status of corporate collaborations and supply arrangements, regulatory approvals, patent or proprietary rights or other developments by the Company or its competitors could have a significant impact on the market price of the Common Stock. In addition, due to one or more of the foregoing factors, in one or more future quarters, the Company's results of operations may fall below the expectations of securities analysts and investors. In that event, the market price of the Company's Common Stock could be materially and adversely affected.

Shares Eligible for Future Sale. As of May 29, 1998, the Company had approximately 31,331,000 shares of Common Stock outstanding and after giving effect to the consummation of the private offering of 3,983,000 shares of Common Stock described in "Selling Stockholders" which are offered hereby, but assuming no additional shares are issued pursuant to outstanding options, warrants or convertible securities, would have had approximately 35,314,081 shares of Common Stock outstanding. The 3,983,000 shares of Common Stock offered hereby are
"restricted securities," as that term is defined in Rule 144 under the Securities Act, which when sold pursuant to the Registration Statement will be freely transferrable without restrictions under the Securities Act, assuming such Shares are held by non-affiliates of the Company. Of the other shares of Common Stock outstanding, approximately 31,274,000 shares will be immediately available for sale without restriction in the public market and approximately 26,000 shares will be eligible for sale under Rule 144 of the Securities Act. In addition, the approximately 245,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock will be immediately available for sale without restriction in the public market when issued. Certain holders of the Company's securities are entitled to registration rights with respect to an aggregate of approximately 1,886,000 shares of Common Stock, including approximately 1,039,000 shares underlying outstanding warrants. Of such shares, approximately 989,000 shares are registered currently on Form S-3 registration statements. The approximately 4,378,000 shares of Common Stock underlying outstanding options which are held by employees, directors and consultants are registered on Form S-8 registration statements. Sales of substantial amounts of such shares in the public market or the prospect of such sales could adversely affect the market price of the Common Stock.

Anti-takeover Considerations. The Company has the authority to issue up to 3,000,000 shares of Preferred Stock of the Company in one or more series and to fix the powers, designations, preferences and relative rights thereof without any further vote of shareholders. The issuance of such Preferred Stock could dilute the voting powers of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. Certain provisions of the Company's Articles of Incorporation and By-laws, including those providing for a staggered Board of Directors, as well as Delaware law, may operate in a manner that could discourage or render more difficult a takeover of the Company or the removal of management or may limit the price certain investors may be willing to pay for shares of Common Stock.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares offered herein by the Selling Stockholders. Expenses expected to be incurred by the Company in connection with this offering are estimated to be $184,000.

                              SELLING STOCKHOLDERS

     The Shares covered by this Prospectus were acquired from the Company in a private offering pursuant to Common Stock Purchase Agreements (the "Purchase Agreements") for an aggregate purchase price of $18,919,250 ($4.75 per share). The offer and sale by the Company of the Common Stock to the Selling Stockholders pursuant to the Purchase Agreements was made pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Purchase Agreements contain representations and warranties as to each Selling Stockholder's status as an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act. Warburg Dillon Read LLC (formerly known as SBC Warburg Dillon Read Inc.) ("Dillon Read"), the placement agent, was paid a fee of $900,000 or approximately 4.75% of the aggregate purchase price in connection with the sale of the Shares by the Company to the Selling Stockholders pursuant to the Purchase Agreements. In addition, the Company agreed to reimburse Dillon Read for its travel, legal and other out-of-pocket expenses incurred in connection with the sale of the Shares by the Company to the Selling Stockholders pursuant to the Purchase Agreements up to a maximum of $50,000. The Company paid Evolution Capital, a broker/dealer, a fee of $235,155 or approximately 1.25% of the aggregate purchase price in connection with the sale of the Shares by the Company to the Selling Stockholders pursuant to the Purchase Agreements.

     Pursuant to the Purchase Agreements, each Selling Stockholder has represented that he, she or it acquired the Shares for its own account as principal, for investment purposes only, and not with a present view to, or for, the resale distribution thereof, in whole or in part, within the meaning of the Securities Act or any state securities law. The Company agreed, in such Purchase Agreements, to use its best efforts to prepare and file a registration statement for the resale of the Shares no later than 10 days after the effective date of the Purchase Agreements and to bear all expenses in connection with the offering, other than selling commissions, underwriting fees and stock transfer taxes applicable to the Shares and all fees and disbursements of counsel for any Selling Stockholder. Accordingly, in order to permit the Selling Stockholders to sell the Shares when each deems appropriate, the Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time as described herein and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all Shares offered hereby have been sold pursuant thereto or until such shares are no longer, by reason of Rule 144 or any other rule of similar effect, required to be registered for the sale thereof by the Selling Stockholders.

     Except as otherwise described in "Stock Ownership," prior to their acquisition of the Shares, none of the Selling Stockholders had a material relationship with the Company.

     In connection with the registration of the shares of Common Stock offered hereby, the Company will supply prospectuses to the Selling Stockholders.

Stock Ownership

     The table below sets forth (i) the number of shares of Common Stock owned beneficially by the Selling Stockholders as of July 1, 1998; (ii) the number of shares of Common Stock being offered by the Selling Stockholders pursuant to this Prospectus; (iii) the number of shares of Common Stock to be owned beneficially by the Selling Stockholders after completion of the offering, assuming that all of the Shares offered hereby are sold; and (iv) the percentage of the outstanding shares of Common Stock to be owned beneficially by the Selling Stockholders after completion of the offering, assuming that all of the Shares offered hereby are sold.

                                                                             Number of           Percentage of
                                                                           Shares to be       Outstanding Shares
                                          Number of                           Owned            of Common Stock
                                           Shares                          Beneficially           to be Owned
                                         Beneficially    Number of             After          Beneficially After
                                          Owned as of      Shares           Completion            Completion
Selling Stockholders                     July 1, 1998     Offered          of Offering(1)        of Offering(1)
--------------------                     ------------     --------         --------------     ------------------

DCF Life Sciences Fund Ltd.               200,000         200,000                   0                     0

DCF Partners, L.P.                        853,000         853,000                   0                     0

Oracle Partners, L.P.                     589,589         315,789             273,800                     *

Oracle Institutional Partners,
L.P.                                      135,996          78,496              57,500                     *

GSAM Oracle Fund, Inc.                    306,721         168,721             138,000                     *

Haussmann Holdings, N.V.                   88,226          50,526              37,700                     *

Oracle Offshore Ltd.                       36,046          18,046              18,000                     *

Warburg Dillon Read, LLC(2)               517,900         500,000              17,900                     *

Caduceus Capital, L.P.                    105,000         105,000                   0                     0

Caduceus Capital Ltd.                     220,000         220,000                   0                     0

Merlin BioMed L.P.                         21,053          21,053                   0                     0

Deutsche Vermogensbildungsgesell
Schaft mbH                                294,737         294,737                   0                     0


The Aries Trust                         1,340,868         747,368             593,500                   1.9

Aries Domestic Fund, L.P.                 547,964         305,264             242,700                     *

Wayne P. Rothbaum(3)                       58,000          30,000              28,000                     *

Mitchell D. Silber(3)                      35,000          15,000              20,000                     *

New Technologies Fund                      90,000          60,000              30,000                     *

*  Less than 1%.

(Notes continued on following page)

(1) Based upon 31,332,831 shares of Common Stock outstanding as of July 1, 1998. Assumes all Shares registered hereby are sold and that no other shares of Common Stock owned by the Selling Stockholders as of July 1, 1998 are sold. Since the Selling Stockholders may sell all, some or none of their Shares, no actual determination can be made of the aggregate number of shares that each Selling Stockholder will own upon completion of the offering to which this Prospectus relates.

(2) Warburg Dillon Read LLC (formerly known as SBC Warburg Dillon Read Inc.) acted as the placement agent in the private offering of the Shares to the Selling Stockholders and received a fee of $900,000 or approximately 4.75% of the aggregate purchase price and is entitled to reimbursement by the Company of travel, legal and other out-of-pocket expenses up to a maximum of $50,000.

(3) Messrs. Rothbaum and Silber are principals with Evolution Capital, a registered broker-dealer which received a fee of $235,155 or approximately 1.25% of the aggregate purchase price in connection with the sale of the Shares to the Selling Stockholders. In February 1998, Evolution Capital was granted options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $5.9375 per share pursuant to a one year advisory and consulting agreement which requires Evolution Capital to provide institutional targeting, dossier reports, institutional surveillance and overall capital markets intelligence to the Company. In June 1996, The Carson Group Inc., an affiliate of Mr. Rothbaum, Mr. Silber and Evolution Capital, received $325,000 in cash and 50,000 five-year warrants to purchase Common Stock at an exercise price of $4.11 per share as a finder's fee in connection with the Company's private placement of Common Stock, preferred stock and warrants in January and March 1996. In addition, The Carson Group Inc. has received approximately $175,000 in consulting fees during the past two years for providing institutional targeting, dossier reports, institutional surveillance and overall capital markets intelligence to the Company.

     The Company has agreed to bear the expenses (other than broker discounts and commissions, if any, and expenses of counsel and other advisors to certain of the Selling Stockholders) incurred in connection with the registration of the Shares.

                              PLAN OF DISTRIBUTION

     The Shares may be sold pursuant to this Prospectus by the Selling Stockholders. These sales may occur from time to time in one or more transactions (which may involve block transactions) in the open markets, in negotiated transactions, through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise) or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Shares for whom the broker-dealers may act as agent or to whom they may sell as principal, or both in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also pledge the Shares as collateral for margin accounts or loans and the Shares could be resold pursuant to the terms of such accounts or loans. There are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares by the Selling Stockholders. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Neither the Company nor the Selling Stockholders can presently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Stockholders on account of their sale of the Shares from time to time. In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

     The Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act by virtue of the number of shares of Common Stock to be sold or resold by such persons or entities or the manner of sale thereof, or both. If the Selling Stockholders, broker-dealers or other holders were determined to be underwriters, any discounts or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of Common Stock might be deemed underwriting compensation under the Securities Act.

     The Selling Stockholders have represented to the Company that any purchase or sale of the Common Stock by them will be in compliance with applicable rules and regulations of the Commission.

     In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. To the extent required, the specific shares of Common Stock to be sold, the name of any successor Selling Stockholders, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders."

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a restricted period prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act.

     There can be no assurance that the Selling Stockholders will sell all or any of the Shares offered hereby.

                                  LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby has been passed on for the Company by Dorsey & Whitney LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements of Enzon, Inc. and subsidiaries as of June 30, 1997 and 1996 and for each of the years in the three-year period ended June 30, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.